Exhibit 10.12

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

BETWEEN

DPIF2 WA 6 OXBOW, LLC,
a Delaware limited liability company

AS SELLER

and

EXETER PROPERTY GROUP, LLC,
a Delaware limited liability company

AS BUYER

TABLE OF CONTENTS

Page

I	SUMMARY AND DEFINITION OF BASIC TERMS			1
II	RECITALS			2
III	AGREEMENT			3
	1.	Purchase and Sale		3
	2.	Purchase Price		4
		2.1	Purchase Price	4
		2.2	Deposit	4
		2.3	Cash Balance	4
		2.4	Independent Contract Consideration	4
	3.	Escrow and Title		4
		3.1	Opening of Escrow	4
		3.2	Close of Escrow/Closing	5
		3.3	Title Insurance	5
	4.	Contingencies; Conditions Precedent to the Close of Escrow		5
		4.1	Buyer’s Review	5
		4.2	Title Report and Additional Title Matters	9
		4.3	Buyer’s Conditions Precedent to Closing	10
		4.4	Failure of Conditions Precedent to Buyer’s Obligations	11
		4.5	Conditions Precedent to Seller’s Obligations	11
		4.6	Effect of Closing or Termination	11
	5.	Deliveries to Escrow Holder		11
		5.1	Seller’s Deliveries	11
		5.2	Buyer’s Deliveries	12
	6.	Deliveries Upon Close of Escrow		13
		6.1	Tax Filings	13
		6.2	Prorations	13
		6.3	Recording	13
		6.4	Buyer Funds	13
		6.5	Documents to Seller	13
		6.6	Documents to Buyer	13
		6.7	Title Policy	13
		6.8	Seller Funds	13
	7.	Costs and Expenses		13
	8.	Prorations		14
		8.1	Taxes and Assessments	14
		8.2	Supplemental Taxes	14
		8.3	Amazon Lease Rentals	14
		8.4	Ground Lease	15
		8.5	Intentionally Deleted	15
		8.6	Leasing Costs	15
	9.	Covenants of Seller		16
		9.1	Contracts	16
		9.2	Operation in the Ordinary Course	16

(i)

TABLE OF CONTENTS (cont.)

Page

	9.3	Notices	16
	9.4	Leasing	16
10.	AS-IS Sale and Purchase		16
	10.1	Buyer’s Acknowledgment	16
	10.2	Survival	18
11.	Seller’s Representations and Warranties		19
	11.1	Representations and Warranties	19
	11.2	Subsequent Changes	20
	11.3	Seller’s Knowledge	21
	11.4	Survival	21
12.	Buyer’s Representations and Warranties		21
	12.1	Formation; Authority	21
	12.2	No Conflict	21
	12.3	OFAC	21
	12.4	ERISA	22
	12.5	Bankruptcy	22
13.	Casualty and Condemnation		22
	13.1	Material Casualty	22
	13.2	Non-Material Casualty	22
	13.3	Material Condemnation	23
	13.4	Non-Material Condemnation	23
	13.5	Materiality Standard	23
	13.6	Notice of Casualty and Condemnation	23
14.	Notices		23
15.	Broker Commissions		24
16.	Default		25
	16.1	Default by Seller	25
	16.2	Default by Buyer	25
	16.3	Intentionally Deleted	25
	16.4	Indemnities; Defaults after Closing or Termination	25
	16.5	Limited Liability	26
	16.6	Survival	26
17.	Waiver of Right to Receive Seller Disclosure Statement and Waiver of Right to Rescind		26
18.	Assignment		27
19.	Miscellaneous		27
	19.1	Governing Law	27
	19.2	Partial Invalidity	27
	19.3	Waivers	27
	19.4	Successors and Assigns	27
	19.5	Professional Fees	27
	19.6	Entire Agreement	28
	19.7	Time of Essence/Business Days	28
	19.8	Construction	28
	19.9	Waiver of Trial by Jury	28

(ii)

TABLE OF CONTENTS (cont.)

Page

20.	Confidentiality		28
	20.1	Confidential Information	28
	20.2	Contents of this Agreement	29
	20.3	Press Release	29
21.	Financial Information		29

(iii)

INDEX

Page(s)

Agreement	1
Amazon	3
Amazon Lease	3
Assignment of Lease	12
Bill of Sale	12
Brokers	1
Building	1
Buyer	1
Buyer’s Representatives	28
CAP Amount	26
City	1
Claims	18
Close of Escrow	5
Closing	5
Closing Date	2
Contingency Date	2
Contracts	8
County	1
Delinquent Rents	14
Deposit	2
Dermody Properties	3
Dermody,	3
Due Diligence Investigations	3
Due Diligence Items	5
Effective Date	1
Environmental Laws	17
Escrow Holder	2
Escrow Instructions	4
ETA	12
Excluded Claims	18
Excluded Rights	3
Fifth Amendment	2
First Amendment	2
First Amendment to Amazon Lease	3
Floor Amount	26
Fourth Amendment	2
General Assignment	12
Governmental Regulations	17
Governmental Regulations,	17
Ground Lease	2
Ground Lease Assignment	11
Ground Lessor	2
Hazardous Substances	17
Improvements	3
Independent Contract Consideration	4
Intangible Personal Property	3
Land	2
LogistiCenter,	3

(iv)

Page(s)

LogistiCentersm at Oxbow	1
Monetary Liens	9
New Exception	9
Non-Repair Notice	22
Official Records	13
Opening of Escrow	4
Original Lease	2
Other Documents	26
Permitted Exceptions	5
Personal Property	3
Prohibited Person	21
Property Approval Period	6
Property Data Site	5
Property	3
PTR	9
Purchase Price	2
Real Property	3
Second Amendment	2
Seller	1
Seller Cure Matters	9
Seller has no knowledge	21
Seller Parties	17
Seller’s Broker	1
Seller’s Notice Address	1
Seller’s Possession	5
Seller’s Representative	2
Seller’s Response	9
Survey	9
Survival Period	21
Tax Certificates	11
Termination Notice	8
Third Amendment	2
Title Company	2
Title Notice	9
Title Notice Date	9
Title Policy	5

(v)

EXHIBITS

Exhibit “A”	Legal Description
Exhibit “B”	List of Contracts
Exhibit “C”	Reserved
Exhibit “D”	Ground Lease Assignment
Exhibit “E-1”	Transferor’s Certification of Non-Foreign Status
Exhibit “E-2”	Washington Real Estate Excise Tax Affidavit
Exhibit “F”	Bill of Sale
Exhibit “G”	General Assignment
Exhibit “H”	Reserved
Exhibit “I”	Assignment of Lease
Exhibit “J”	Form of Ground Lease Estoppel

(vi)

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

I
SUMMARY AND DEFINITION OF BASIC TERMS

This Agreement of Purchase and Sale and Joint Escrow Instructions (the “Agreement”), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Terms, below, is made by and between DPIF2 WA 6 OXBOW, LLC, a Delaware limited liability company (“Seller”) and EXETER PROPERTY GROUP, LLC, a Delaware limited liability company (“Buyer”). The terms set forth below shall have the meanings set forth below when used in the Agreement.

TERMS OF AGREEMENT (first reference in the Agreement)		DESCRIPTION
1.	Effective Date (Introductory Paragraph):	July 31, 2024.

2.	Building (Recital A):	The building located on the Land situated in the City of Tukwila (the “City”), County of King (the “County”), Washington, and commonly known as “LogistiCentersm at Oxbow”.

3.	Brokers (Section 15):	CBRE on behalf of Seller (“Seller’s Broker”).

4.	Seller’s Notice Address (Section 14):	DPIF2 WA 6 Oxbow, LLC
c/o Dermody Properties LLC
5500 Equity Avenue
Reno, NV 89502
Attn:  C. Douglas Lanning
Attn:  Timothy F. Walsh
Phone:  (775) 858-8080
Phone:  (312) 399-9813
Email:  dlanning@dermody.com
Email:  twalsh@dermody.com

With copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP
865 S. Figueroa Street, 28th Floor
Los Angeles, CA  90017-2543
Attn:  Michael L. Matkins
Attn:  Michael C. Pruter
Phone:  213-955-5522
Phone:  619-235-1517
Email:  mmatkins@allenmatkins.com
Email: mpruter@allenmatkins.com

5.	Purchase Price (Section 2.1):	$81,500,000.00

6.	Deposit (Section 2.2.1):	$815,000.00

7.	Escrow Holder (Section 3):	First American Title Insurance Company 901 Via Piemonte, Suite 150 Ontario, California 91764 Attn: Christine Siegel Phone: (909) 510-6200 E-mail: csiegel@firstam.com

8.	Contingency Date (Section 4.1):	July 15, 2024.

9.	Closing Date (Section 3.2):	August 14, 2024.

10.	Title Company (Section 4.2):	First American Title Insurance Company 385 E. Colorado Boulevard, Ste. 205 Pasadena, California 91101 Attn: Liz Thymius Email: lthymius@firstam.com

11.	Seller’s Representative (Section 11.3):	Mackenzie Trist, Director of Property Management, of Seller.

II
RECITALS

A.            Pursuant to that certain Lease Agreement dated as of December 6, 2018 (the “Original Lease”), which Original Lease was amended, pursuant to that certain (i) Reinstatement and First Amendment to Lease Agreement dated as of June, 2019 (the “First Amendment”), (ii) that certain Reinstatement and Second Amendment to Lease Agreement dated as of August 1, 2019 (the “Second Amendment”), (iii) that certain Reinstatement and Third Amendment to Lease Agreement dated as of October 17, 2019 (the “Third Amendment”), (iv) that certain Fourth Amendment to Lease Agreement dated as of December 20, 2019 (the “Fourth Amendment”), and (v) that certain Fifth Amendment to Lease Agreement dated as of July 25, 2022 (the “Fifth Amendment”; together with the Lease Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, the “Ground Lease”), by and between Seller (as Tenant) and COLUMBIA TRUST COMPANY, KAREN DANIELI and JOSEPH R. DESIMONE, as Co-Trustees under the Testamentary Trust of GIUSEPPE DESIMONE, deceased, and as Co-Trustees under the Testamentary Trust of ASSUNTA DESIMONE, deceased, (each said trust as to a 50% tenant-in-common interest, referred to herein collectively as “Ground Lessor”), Seller owns a ground lease estate with respect to that certain parcel of land more particularly described on Exhibit “A” attached hereto (the “Land”), which land is improved with the Building.

B.            Seller desires to sell and convey to Buyer and Buyer desires to purchase and acquire from Seller the following:

i.            All of Seller’s interest as tenant in the Ground Lease and all of Seller’s interest in all rights, privileges, easements and appurtenances benefiting the Land and/or the Improvements, including, without limitation, Seller’s interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (as defined below) (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the “Real Property”);

ii.           The Building, associated parking and landscaped areas and all other improvements located on the Land (the “Improvements”);

iii.          All of Seller's interest as Landlord under that Lease Agreement dated September 10, 2020 (“Original Amazon Lease”), which Original Amazon Lease was amended by that certain First Amendment to Lease Agreement dated October 4, 2023 (the “First Amendment to Amazon Lease”; together with the Original Amazon Lease, the “Amazon Lease”) by and between Seller, as Landlord, and Amazon.com Services, LLC, a Delaware limited liability company (“Amazon”) as Tenant;

iv.          All personal property, equipment, supplies and fixtures, including all HVAC, cooling and chiller systems, equipment and components, and all electrical transformers, electrical panels, switch boxes and switching gear located at the Property, and all other items of personal property attached and/or affixed to or integrated into or otherwise a part of the building located at the Property, owned by Seller and used in the operation of the Real Property (collectively, the “Personal Property”); and

v.           To the extent assignable, all of Seller’s interest in any intangible property used or useful in connection with the foregoing, all plans and drawings concerning the Property (as defined below), all warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property, the Improvements, and/or the Personal Property (the “Intangible Personal Property”), but excluding (i) any right to the use or ownership of “Dermody,” “Dermody Properties” or “LogistiCenter,” or any other similar name; (ii) any rights of Seller against third parties including, without limitation, tenants, if any, with respect to the period prior to Closing, and (iii) the rights of Seller to rents and other income from tenants, if any, and other third parties for the period prior to the Closing Date (collectively, the “Excluded Rights”). The Real Property, the Improvements, the Personal Property, Seller’s right, title and interest as lessor in, to and under the Amazon Lease and the Intangible Personal Property are sometimes collectively hereinafter referred to as the “Property.”

C.            Prior to the Contingency Date, Buyer will have the opportunity to conduct all due diligence with regard to the Property as set forth in Sections 4.1 and 4.2 below (collectively, the “Due Diligence Investigations”).

III
AGREEMENT

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows.

1.             Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.

2.             Purchase Price.

2.1           Purchase Price. Buyer shall pay the Purchase Price for the Property as hereinafter provided in this Section 2.

2.2           Deposit. Within five (5) business days after the Effective Date, Buyer shall deliver to Escrow Holder the Deposit by wire transfer of immediately available funds. If Buyer fails to deliver the Deposit to Escrow Holder strictly as and when contemplated herein, Seller shall have the right to terminate this Agreement by delivering written notice thereof to Buyer at any time prior to Escrow Holder’s receipt of the Deposit, and in the event of such termination Buyer shall be responsible for and shall pay any and all title and escrow cancellation fees and charges. The Deposit shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder, Buyer and Seller deem appropriate and consistent with the timing requirements of this Agreement. The interest thereon shall accrue to the benefit of the party receiving the Deposit pursuant to the terms of this Agreement, and Buyer and Seller hereby acknowledge that there may be penalties or interest forfeitures if the applicable instrument is redeemed prior to its specified maturity. Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the delivery of the Deposit. Concurrently with the expiration of the Property Approval Period (as those terms are defined in Sections 4.1.1 and 4.1.3, respectively, below), the Deposit shall become non-refundable except as otherwise provided in this Agreement.

2.3           Cash Balance. On or before the Closing Date, Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System the amount of the balance of the Purchase Price, plus Buyer’s share of expenses and prorations as described in this Agreement.

2.4           Independent Contract Consideration. Notwithstanding anything to the contrary contained herein, Buyer and Seller hereby acknowledge and agree that the amount of One Hundred Dollars ($100.00) of the Deposit (the “Independent Contract Consideration”) shall be immediately released by Escrow Holder to Seller, which amount has been bargained for and agreed to as consideration for Buyer’s exclusive right and option to purchase the Property and the right to inspect the Property as provided herein, and for Seller’s execution and delivery of this Agreement, shall be non-refundable to Buyer and retained by Seller under all circumstances and is in addition to and independent of all other consideration provided in this Agreement. Upon such release to Seller, the Independent Contract Consideration shall no longer constitute a portion of the Deposit, but the Independent Contract Consideration shall be applied and credited toward payment of the Purchase Price at the Close of escrow.

3.             Escrow and Title.

3.1           Opening of Escrow. Buyer and Seller shall promptly deliver a fully executed copy of this Agreement to Escrow Holder, and the date of Escrow Holder’s receipt thereof is referred to as the “Opening of Escrow”. Escrow Holder shall promptly notify Buyer and Seller of the date of Opening of Escrow. Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary commercially reasonable instructions as may be reasonably necessary to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the “Escrow Instructions.” The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

3.2           Close of Escrow/Closing. For purposes of this Agreement, the “Close of Escrow” or the Closing” shall mean the date on which closing of the transaction contemplated by this Agreement is consummated. The Close of Escrow shall occur on the Closing Date.

3.3           Title Insurance. At the Close of Escrow, and as a condition thereto, the Title Company shall be irrevocably and unconditionally committed to issue to Buyer an ALTA extended coverage Owner’s Leasehold Policy of Title Insurance (the “Title Policy”) with liability in the amount of the Purchase Price, showing title to the Property vested in Buyer, subject only to (i) exceptions approved or deemed approved by Buyer pursuant to Section 4.2, (ii) the rights of Amazon under the Amazon Lease, as to possession only, (iii) non-delinquent real property taxes and special assessments, (iv) any exceptions arising from Buyer’s actions, (v) intentionally deleted, and (vi) any matters which would be disclosed by an accurate survey or physical inspection of the Property (collectively, the “Permitted Exceptions”). The Property Approval Period and Close of Escrow shall not be extended due to Buyer’s Title Policy requirements. Notwithstanding the foregoing, if Buyer elects not to pay for the additional premium for the ALTA extended coverage policy, or if Buyer does not timely provide Title Company with an ALTA survey in form sufficient for Title Company to issue such ALTA extended coverage policy at the Close of Escrow, then the Title Policy to be issued on the Close of Escrow shall be a standard coverage ALTA Owner’s Policy of Title Insurance which shall include, among other things, the preprinted standard exceptions in such Title Policy and a general survey exception.

4.             Contingencies; Conditions Precedent to the Close of Escrow.

4.1           Buyer’s Review.

4.1.1        Delivery of Due Diligence Materials by Seller. To the extent within Seller’s Possession, Seller has, as of the Effective Date, made available to Buyer and Buyer’s representatives on a dropbox (the “Property Data Site”) for inspection and right to copy, at Buyer’s expense, environmental studies, soils studies, reports, investigations, and surveys, and plans, specifications, maps, surveys and other similar materials relating to the physical and environmental condition of the Property (collectively, the “Due Diligence Items”). As used herein, the term “Seller’s Possession” means in the physical possession of Seller’s designated representative, Mackenzie Trist; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to applicable law prohibiting their disclosure by Seller, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Seller or any of its affiliates. In addition to the foregoing items, throughout the period from the Effective Date through the Closing Date, Buyer shall have access to Seller’s records concerning the leasing, management, operation, repair and other issues concerning the Property. Notwithstanding the foregoing, the Due Diligence Items shall not include any document which (i) is subject to attorney/client privilege, (ii) is subject to any written obligations of confidentiality to a third party which would preclude disclosure of the same to Buyer, or (iii) relates to internal market studies, appraisals or other financial feasibility analysis prepared by or on behalf of Seller. Except as otherwise expressly provided in this Agreement, Seller makes no representations or warranties regarding the accuracy of the Due Diligence Items or that the Due Diligence Items are complete copies of the same. Buyer acknowledges and understands that all such materials made available by Seller are only for Buyer’s convenience in making its own examination and determination prior to the Contingency Date as to whether it wishes to purchase the Property, and, in so doing, except as otherwise expressly provided in this Agreement, Buyer shall rely exclusively upon its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

Commencing upon the Effective Date and continuing through 5:00 p.m. (Pacific time) on the Contingency Date (the “Property Approval Period”), Buyer shall have the right to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, and any other factors or matters relevant to Buyer’s decision to purchase the Property.

4.1.2        During the term of this Agreement and subject to the conditions and limitations of this Section 4.1, Seller hereby grants to Buyer and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) a revocable limited license to, at no cost or expense to Seller, enter upon the Property and to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Due Diligence Items, interview tenants, and otherwise confirm any and all matters which Buyer may desire to confirm with respect to the Property and Buyer’s intended use thereof (individually, a “Buyer Investigation” and collectively, the “Buyer Investigations”); provided, however, that Buyer shall not be permitted to perform any physical or invasive tests on the Property or any testing that includes sampling without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion.

4.1.3        Buyer shall conduct all Buyer Investigations strictly in accordance with the following procedures:

A.            All Buyer Investigations shall be conducted during the normal business hours for the Property, unless Seller otherwise approves in writing and upon appropriate notice by Seller to tenants as permitted or required under any leases. As a condition to Buyer’s entry, Buyer shall deliver to Seller’s designated representative, Mackenzie Trist, a written request to enter the Property at least two (2) business days prior to the intended date of entry. Each such request shall specify the intended date of entry and shall provide a reasonably detailed description of the proposed Buyer Investigations, including, without limitation, a list of any Consultants who will be performing the proposed Buyer Investigation, a copy, if applicable, of the Buyer’s testing plan as described below and such other information as Seller reasonably requires in connection with such proposed Buyer Investigation. Neither Buyer nor any Consultant shall enter a Property until Seller has given written approval of both the request and any testing plan. Notwithstanding the provisions of Section 14 below, or anything to the contrary elsewhere in this Agreement, any written request by Buyer and/or response by Seller pursuant to this Section 4.1.3 may be effected by an electronic mail message sent to or from Mackenzie Trist at MTrist@dermody.com.

B.            Before conducting any invasive test or investigation involving physical disturbance, sampling or invasive testing of any portion of the Property, Buyer shall provide Seller with a reasonably detailed testing plan outlining the tests Buyer intends to perform. No such tests shall be conducted without Seller’s prior written approval of the testing plan and the specific test or investigation, which may be given or withheld in Seller’s sole and absolute discretion.

C.            A representative of Seller shall have the right, but not the obligation, to be present during any Buyer Investigation.

D.            Neither Buyer nor any Consultant shall unreasonably interfere with the use, occupancy or enjoyment rights of any tenants or occupants of the Property or of such tenant’s or occupant’s employees, contractors, customers or guests, and Buyer shall use reasonable efforts to minimize disruption to tenants in connection with Buyer’s or its Consultants’ activities pursuant to this Section 4.1.3. Neither Buyer nor any Consultant shall injure or otherwise cause bodily harm to Seller, the property manager, or their respective guests, agents, invitees, contractors and employees or any tenant of the Property or their guests or invitees. Neither Buyer nor any Consultant will communicate with the ground lessor of the Property, any of Seller’s contractors, subcontractors, architects, or engineers or any governmental authority with jurisdiction over the Property without the prior written approval of Seller (in Seller’s sole and absolute discretion) and with, at Seller’s option, the accompaniment by Seller or its property manager; provided that Buyer and its Consultants shall be permitted to contact governmental or quasi-governmental agencies to conduct a customary Phase I Environmental Site Investigation, prepare a customary zoning report, and/or to run searches for existing violations, fines, penalties or litigation. Buyer shall coordinate any tenant interviews with Seller and provide Seller at least two (2) business days prior notice of any proposed interview and Seller shall have the right to have a representative present at any such interview.

E.             Neither Buyer nor any Consultant has authority to do (and shall not do or permit) anything that may result in a lien or encumbrance against the Property in connection with the Buyer Investigations. Neither Buyer nor any Consultant shall permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Buyer, any Consultant or any other party in connection with any Buyer Investigations conducted by or for Buyer. Without limiting the foregoing, however, Buyer agrees to promptly pay when due all costs associated with Buyer Investigations and not to cause, permit or suffer any lien or encumbrance to be asserted against the Property related to the Buyer Investigations.

F.             Buyer shall comply with all federal, state and local laws, rules, regulations and ordinances which might in any way relate to the Buyer Investigations.

G.            Before and during the Buyer Investigations, Buyer and each Consultant conducting any Buyer Investigation shall deliver to Seller a certificate of insurance naming Seller as additional insured (on a primary, non-contributing basis) evidencing commercial general liability and property damage insurance with limits of not less than Two Million and 00/100 Dollars ($2,000,000.00) for liability coverage (plus Medical Expenses coverage with a limit of not less than Five Thousand and 00/100 Dollars ($5,000.00) per incident), and not less than Two Million and 00/100 Dollars ($2,000,000.00) for property damage. In addition, prior to conducting any inspections or testing, Buyer and each Consultant conducting such inspections or testing shall also deliver to Seller proof of (i) statutory Worker’s Compensation and (ii) Employer’s Liability Insurance with minimum limits of not less than One Million and 00/100 Dollars ($1,000,000.00) each accident/employee/disease. Buyer, in Buyer’s sole and absolute discretion, may determine whether or not the Property is acceptable to Buyer within the Property Approval Period and whether Buyer can secure appropriate financing thereon. Buyer shall deliver to Seller evidence of such workers’ compensation insurance and a certificate evidencing the commercial general liability, property damage and contractual liability insurance before conducting any Buyer Investigation on the Property. Each such insurance policy shall be written by a reputable insurance company licensed in the State in which the Property is located, having a rating of at least “A-:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service) . Such liability insurance policies shall name as additional insureds Seller and Seller’s property manager.

H.            Buyer shall, at Buyer’s sole cost and expense, promptly restore any damage to the Property related to the Buyer Investigations. Upon completion of the Buyer Investigations, Buyer shall be responsible for returning the Property to substantially the same condition existing immediately prior to entry by Buyer or any Consultant. Neither Buyer nor any Consultant shall damage any part of the Property or any personal property owned or held by any tenant or third party.

I.              Buyer shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Buyer Investigations, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

J.             Buyer recognizes that active construction may take place on certain portions of the Property, and Buyer agrees that it may not interfere in any material way with any construction activities in connection with any Buyer Inspections. In addition, Buyer shall at all times comply with rules required by Seller, its contractors and tenant, which rules will be provided to Buyer in writing and in advance of any permitted Buyer Investigation of any construction site.

K.            Buyer acknowledges that Amazon possesses certain rights pursuant to the Amazon Lease which may limit Buyer’s ability to conduct a Buyer Investigation, including: (a) the right to require that an Amazon representative accompany Buyer during a Buyer Investigation; (b) the right to require Buyer to execute a non-disclosure agreement on Amazon’s form prior to any Buyer Investigation; and (c) the right to deny Buyer’s request to conduct a Buyer Investigation in the event that Amazon determines in its sole discretion that allowing Buyer’s potential exposure to Amazon's proprietary and confidential information within the Property would be detrimental to Amazon’s business interests. Buyer agrees that its rights under this Agreement shall be subject in all respects to the rights of Amazon pursuant to the Amazon Lease.

Buyer shall restore the Property to substantially its original condition immediately after any and all testing and inspections conducted by or on behalf of Buyer; provided, however, that the foregoing shall not apply to restoring or remediating any pre-existing condition at the Property or any portion thereof except to the extent same is exacerbated by Buyer. Buyer hereby indemnifies, defends and holds Seller and the Property harmless from any and all claims, costs, loss, damages or expenses of any kind or nature arising out of or resulting from any entry and/or activities upon the Property by Buyer and/or Buyer’s agents, employees, contractors or consultants; provided, however, such indemnification and defense obligation shall not be applicable to (a) Buyer’s mere discovery of any pre-existing adverse physical condition at the Property, except to the extent Buyer or its consultants aggregate such condition, (b) losses or liability arising from the acts or omissions of Seller or any of Seller’s representatives, or (c) consequential, punitive, or special damages. Buyer’s indemnification and defense obligations under this section shall survive the Close of Escrow or any termination of this Agreement. Buyer’s obligations under this Section 4.1.3 shall survive the termination of this Agreement.

4.1.4        Contracts. On or prior to Closing, Seller shall, at Seller’s sole cost, terminate all service, management, supply and maintenance contracts or agreements to which Seller is a party which affecting or relating to the Property, a list of which is set forth on Exhibit “B” hereto (collectively, the “Contracts”). For the avoidance of doubt, Buyer shall not assume any Contract. Notwithstanding anything to the contrary in this Agreement, Seller, at Seller’s sole cost and expense, shall terminate all property management agreements and employment contracts prior to the Closing Date.

4.1.5        Termination. If Buyer, in Buyer’s sole and absolute discretion, for any reason or no reason at all, Buyer is not satisfied with the Property, then at any time on or prior to 5:00 p.m. (Pacific time) on the Contingency Date, Buyer shall have the right to deliver a written termination notice to Seller (the “Termination Notice”), whereupon this Agreement shall automatically terminate and the provisions of Section 2.2 above shall apply. Notwithstanding the foregoing, Buyer acknowledges and agrees that Buyer has not delivered a Termination Notice prior to the expiration of the Property Approval Period.

4.1.6        Due Diligence Materials. In the event Buyer does not purchase the Property for any reason other than the default of Seller, within five (5) days after written notice from Seller, Buyer shall return to Seller or destroy all documents, information and other materials supplied by Seller to Buyer; provided, however, that any return or destruction shall be subject to (i) Buyer’s existing electronic retention policy, and (2) Buyer’s compliance with applicable law or regulatory authority. In addition, in the event Buyer does not purchase the Property for any reason other than as a result of a default by Seller under this Agreement, then at Seller’s written request following any such termination of this Agreement for any reason other than a default by Seller hereunder, without warranty or representation of any kind and without any risk or liability to Buyer or its consultants (it being agreed that Seller hereby waives any and all claims against Buyer or its consultants in connection therewith), Buyer shall deliver to Seller drafts and final versions of any inspection reports, studies, surveys, and other reports and/or test results relating to the Property which were prepared by consultants retained by Buyer in contemplation of this Agreement. Unless this Agreement is terminated as a result of Buyer’s default hereunder, then as a condition to Buyer’s obligation to Buyer’s obligation to deliver to Seller any such inspection reports, studies, surveys, and other reports and/or test results, Seller shall pay to Buyer the third party costs incurred by Buyer in connection with the preparation and/or development thereof in an amount not to exceed $15,000.00. Buyer’s obligations under this Section 4.1.6 shall survive the termination of this Agreement.

4.2           Title Report and Additional Title Matters. Seller shall cause the Title Company to deliver to Buyer a preliminary title report for the Property prepared by Title Company (the “PTR”), together with copies of all underlying title documents described in the PTR. Buyer shall have until five (5) business days prior to the Contingency Date (the “Title Notice Date”) to provide written notice (the “Title Notice”) to Seller and Escrow Holder of any matters shown by the PTR or any survey obtained by Buyer (“Survey”) which are not satisfactory to Buyer. If Seller has not received the Title Notice from Buyer by the Title Notice Date, that shall be deemed Buyer’s approval of the condition of title to the Property and the Survey, except that on or prior to the Closing Date, Seller shall be required, at Seller’ sole cost and expense, and without the requirement that Buyer object thereto, to remove all liens secured by deeds of trust securing loans (and all documents pertaining thereto), mechanics’ liens relating to work contracted for and/or authorized by Seller, judgment liens against Seller, and delinquent real property taxes and assessments and other monetary liens affecting the Property that are caused by Seller (herein “Monetary Liens”). Except as expressly provided herein, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title objections. To the extent Buyer timely delivers a Title Notice, then Seller shall deliver, no later than three (3) business days after receipt of Buyer’s Title Notice, written notice to Buyer and Escrow Holder identifying which disapproved items Seller shall undertake to cure or not cure (“Seller’s Response”); however, Seller must cause all Monetary Liens to be removed on or prior to Closing. If Seller does not deliver a Seller’s Response prior to such date, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer (except for Monetary Liens). If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in Buyer’s Title Notice, Buyer shall have until 5:00 p.m.  (Pacific time) on the Contingency Date to (i) decline to deliver a Termination Notice to Seller and Escrow Holder thereby waiving any objection to the PTR or the Survey (other than any matters Seller elects to cure in Seller’s Response (such matters being referred to as “Seller Cure Matters”) and Monetary Liens) and approving Seller’s Response, or (ii) terminate this Agreement and the Escrow by delivering a Termination Notice, in which case Escrow Holder shall return to Buyer the Deposit. Except for Monetary Liens, all matters shown in the PTR and the Survey with respect to which Buyer fails to give a Title Notice on or before 5:00 p.m. (Pacific time) on the Title Notice Date shall be deemed to be approved by Buyer. Seller’s failure to cure any Seller Cure Matters shall be a default by Seller under this Agreement. Notwithstanding the foregoing, but subject to the provisions below applicable to a New Exception (as defined below), Buyer has delivered a Title Notice and Buyer has accepted Seller’s Response, and therefore Buyer has no right to deliver a Termination Notice

In the event Title Company issues any amendment or supplement to the PTR showing any additional or modified exception to title that is not included in the PTR and that materially and adversely affects the Property and is other than a Permitted Exception (a “New Exception”), Buyer shall be entitled to object to any such New Exception by delivering a Title Notice to Seller and Escrow Holder on or before the date that is three (3) business days after Buyer’s receipt of written notice of the New Exception from Title Company; provided, however, Buyer may not object to (and shall be deemed to have approved) any (i) New Exception caused by the acts or omissions of Buyer or its agents, employees or contractors, or (ii) New Exception issued after the Title Notice Date resulting from Buyer’s delivery of a new survey or an update to the Survey to the Title Company. If Buyer fails to deliver a Title Notice objecting to a New Exception within the three (3) business day period, Buyer shall be deemed to have accepted such New Exception (except with respect to any New Exception that is a Monetary Lien, in which event Seller shall be obligated, at Seller’s sole cost and expense, to remove such Monetary Lien on or prior to Closing without the requirement that Buyer object thereto). Seller shall have three (3) business days after receipt of the Title Notice to provide a Seller’s Response. Seller shall be deemed to have elected not to remove or cure the New Exception if Seller fails deliver a Seller’s Response within such three (3) business days (except for Monetary Liens). If Seller elects or is deemed to have elected not to remove or cure such New Exception, Buyer shall have two (2) business days after the date of Seller’s Response or lack thereof to give Seller and Escrow Holder written notice that Buyer either waives Buyer’s prior objection to the New Exception, or that Buyer elects to terminate this Agreement, in which case Escrow Holder shall return to Buyer the Deposit and all interest accrued thereon. If Buyer fails to timely deliver any such notice, Buyer shall be deemed to have waived its prior objection to such New Exception. If necessary, the Closing Date shall automatically be extended to allow for the running of the notice and cure periods described in this paragraph.

4.3           Buyer’s Conditions Precedent to Closing. The Close of Escrow and Buyer’s obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

4.3.1        Title Policy. On or before the Closing Date, Title Company shall have irrevocably and unconditionally committed to issue to Buyer the Title Policy described in Section 3.3.

4.3.2        Amazon Lease Estoppel Certificate. On or before the date which is five (5) business days prior to the Closing Date, Seller shall have obtained an executed tenant estoppel certificate from Amazon in the form attached to the Amazon Lease, provided, however, that Buyer shall have the right to disapprove any Estoppel Certificate within three (3) business days of Seller’s delivery of an executed estoppel certificate to Buyer, to the extent such estoppel certificate discloses or claims the existence of any default or material breach by Landlord or tenant, or that the Lease is not in full force or effect or that the Lease documents differ from the Lease documents provided as part of the Due Diligence Items (and such variance would negatively impact the landlord thereunder, other than in a de minimis fashion).

4.3.3        Ground Lease Estoppel. Buyer shall deliver to Seller audited financial statements of Buyer (or the parent entity of Buyer) on or before Effective Date, which financial statements shall be delivered by Seller to Ground Lessor in connection with the request for Ground Lessor’s execution of the Ground Lease estoppel and acknowledgement by Ground Lessor of release of Seller from its obligations under the Ground Lease upon the Closing Date. Provided that Buyer has timely delivered such audited financial statements to Seller, on or before the date which is four (4) business days prior to the Closing Date, Seller shall have obtained a ground lessor estoppel certificate from the Ground Lessor and executed by at least two (2) of the trustees of Ground Lessor in substantially the form attached hereto as Exhibit “J”, provided, however, that (i) Buyer shall have the right to disapprove any estoppel certificate within three (3) business days of Seller’s delivery of an executed estoppel certificate to Buyer, to the extent such estoppel certificate discloses or claims the existence of any default or material breach by Seller, or that the Ground Lease is not in full force or effect or that the Ground Lease documents differ from the Ground Lease documents provided as part of the Due Diligence Items (and such variance would negatively impact the ground lessee thereunder, other than in a de minimis fashion) and (ii) Buyer may not disapprove any estoppel certificate due to Ground Lessor’s failure to acknowledge Seller’s release from its obligations under the Ground Lease upon the Closing Date.

4.3.4        Seller’s Performance. On or before the Closing Date, Seller shall have duly performed in all material respects each and every material covenant of Seller hereunder.

4.3.5        Accuracy No Breach of Representations and Warranties. On the Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

4.4           Failure of Conditions Precedent to Buyer’s Obligations. Buyer’s obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction of the conditions precedent to such obligations for Buyer’s benefit set forth in Section 4.3. If Buyer terminates this Agreement by written notice to Seller because of the failure of such conditions precedent, then Escrow Holder shall immediately return the Deposit to Buyer in accordance with Buyer’s written instructions (and with respect to clause (i) hereinabove, shall do so without the need for further instructions and without regard to any conflicting instructions), Seller shall each pay any Escrow cancellation fees or charges, and except for Buyer’s obligations under this Agreement which expressly survive termination of the Agreement, the parties shall have no further rights or obligations to one another under this Agreement. Notwithstanding any term of provision contained in this Agreement to the contrary, if Seller is unable to timely satisfy the conditions to Closing under Section 4.3 above or the Ground Lessor Release, as hereinafter defined, has not been delivered to Seller on or before the date which is four (4) business days prior to the Closing Date, then, following written notice delivered to the other party no later than Noon Pacific Time on the Closing Date, either or both of Seller and Buyer may, in each of their sole discretion and election, postpone the Closing Date for one (1) or more periods not to exceed thirty (30) days in the aggregate, in connection with Seller’s satisfaction of any of Buyer’s conditions precedent to Closing under Section 4.3 above.

4.5           Conditions Precedent to Seller’s Obligations. The Close of Escrow and Seller’s obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions: Buyer shall have duly performed in all material respects each and every material covenant of Buyer hereunder, the Ground Lessor shall have duly executed and acknowledged the acknowledgement of release upon assignment as provided in the Ground Lease Assignment (the “Ground Lessor Release”) on or before the date which is four (4) business days prior to the Closing Date (subject to extension by either party pursuant to Section 4.4 above), and Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date. Without limitation of the foregoing, Buyer shall have timely delivered the Purchase Price pursuant to the provisions of Section 2 above.

4.6           Effect of Closing or Termination. The Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the Closing.

5.             Deliveries to Escrow Holder.

5.1           Seller’s Deliveries. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder on or before the Closing Date (or other date specified) the following instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.1.1        Assignment and Assumption of Ground Lease and Ground Lessor Release. An Assignment and Assumption of Ground Lease (the “Ground Lease Assignment”) and the Ground Lessor Release in the form of Exhibit “D” attached hereto, duly executed and acknowledged in recordable form by Seller and by Ground Lessor, conveying Seller’s interest as Tenant in the Ground Lease to Buyer;

5.1.2        Non-Foreign Certifications. A FIRPTA Certificate in the forms of Exhibit “E-1” and Exhibit “E-2” attached hereto duly executed by Seller (the “Tax Certificates”);

5.1.3        Bill of Sale. Two (2) originals of the Bill of Sale (“Bill of Sale”) duly executed by Seller in the form attached hereto as Exhibit “F” conveying Seller’s right, title and interest in and to the Personal Property;

5.1.4        General Assignment. Two (2) counterparts of the General Assignment duly executed by Seller in the form of Exhibit “G” attached hereto (the “General Assignment”);

5.1.5        Intentionally Deleted.;

5.1.6        Assignment of Lease. Two (2) counterparts of the Assignment of Lease in the form of Exhibit “I” attached hereto, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in, under and to the Amazon Lease (the “Assignment of Lease”);

5.1.7        Real Estate Excise Tax Affidavit. A Real Estate Excise Tax Affidavit (the “ETA”) duly executed by Seller;

5.1.8        Proof of Authority; Affidavits. Such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller and such commercially reasonable title affidavits and title indemnities (including, without limitation, owner’s affidavits, gap indemnities and mechanic’s lien indemnities) as may be required for the issuance of the Title Policy, as may be reasonably required by Title Company; and

5.1.9        Tenant Notice Letter. Seller shall deliver a letter, in a form reasonable acceptable to Buyer, to Amazon advising Amazon of the sale of the Property to Buyer.

5.2           Buyer’s Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder on or before the Closing Date (except as otherwise provided below) the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.2.1        Buyer’s Funds. On or before the Closing Date, the balance of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer’s obligations hereunder regarding prorations, credits, costs and expenses;

5.2.2        Ground Lease Assignment and Ground Lessor Release. The Ground Lease Assignment and Ground Lessor Release duly executed and acknowledged in recordable form by Buyer.

5.2.3        Assignment of Lease. Two (2) counterparts of the Assignment of Lease;

5.2.4        General Assignment. Two (2) counterparts of the General Assignment duly executed by Buyer;

5.2.5        Real Estate Excise Tax Affidavit. A counterpart of the ETA duly executed by Buyer.

5.2.6        Intentionally Deleted; and

5.2.7        Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company.

6.             Deliveries Upon Close of Escrow. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following:

6.1           Tax Filings. The Title Company shall file the information return for the sale of the Property required by the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

6.2           Prorations. Prorate all matters referenced in Section 8 based upon the statement delivered into Escrow signed by the parties;

6.3           Recording. Cause the Ground Lease Assignment and any other documents which the parties hereto may direct, to be recorded in the Official Records of the County where the Land is located (the “Official Records”) in the order directed by the parties;

6.4           Buyer Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including, without limitation, the Purchase Price) chargeable to the account of Buyer pursuant hereto in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;

6.5           Documents to Seller. Deliver to Seller counterpart originals of the General Assignment, Assignment of Contracts and Assignment of Lease executed by Buyer and a conformed recorded copy of the recorded Assignment of Ground Lease;

6.6           Documents to Buyer. Deliver to Buyer an original of the Tax Certificates and Bill of Sale, and counterpart originals of the General Assignment and Assignment of Contracts executed by Seller, and a conformed recorded copy of the Assignment of Ground Lease, and, when issued, the Title Policy;

6.7           Title Policy. Direct the Title Company to issue the Title Policy to Buyer; and

6.8           Seller Funds. Deduct all items chargeable to the account of Seller pursuant to Section 7. If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges (unless Seller elects to deposit additional funds for such items in Escrow); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller’s instructions, at Close of Escrow. Disburse the net proceeds of the Purchase Price to Seller, or as otherwise directed by Seller, promptly upon the Close of Escrow in accordance with Seller’s wire transfer instructions.

7.             Costs and Expenses. Seller shall pay (i) that portion of the Title Policy premium for owner’s standard coverage, (ii) all real estate excise or transfer taxes required by law, (iii) one-half (½) of the Escrow Holder’s fee, and (iv) the cost of the existing Survey delivered to Buyer as part of the Due Diligence Items. In addition Seller shall pay outside of Escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller. Buyer shall pay through Escrow (a) all document recording charges, (b) the additional Title Policy premium for ALTA extended coverage and any title endorsements requested by Buyer, (c) one-half (½) of the Escrow Holder’s fee, and (d) the cost of updates to the existing Survey if desired by Buyer. Buyer shall pay outside of Escrow all costs and expenses related to the Due Diligence Investigations (other than the Survey or any update thereto), and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer.

8.             Prorations. Except as otherwise expressly set forth in this Section 8, all normal and customarily proratable items (which are typically prorated in similarly situated transactions), including, without limitation, collected rents, rents due under the Ground Lease, operating expenses, personal property taxes, real property taxes and assessments and other operating expenses and fees, with respect to the Property shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date) and Buyer being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date. The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of the Close of Escrow:

8.1           Taxes and Assessments. All real estate and personal property taxes and assessments attributable to the Property will be prorated on a per diem basis at Closing. Seller shall be charged with all such taxes and assessments up to, but not including, the Closing Date. If the applicable tax rate and assessments for the Property have not been established for the year in which Closing occurs, the proration of real estate and/or personal property taxes and assessments, as the case may be, will be based upon the rate and assessments for the preceding year. All taxes imposed because of a change of use of the Property after Closing will be paid by Buyer. Real property tax refunds and credits received after the Closing through the Closing Date which are attributable to a fiscal tax year prior to the Closing shall belong to the Seller, and those which are attributable to the fiscal tax year in which the Closing occurs shall be prorated based upon the date of Closing.

8.2           Supplemental Taxes. If any supplemental tax bills are issued, Seller will pay to Buyer, within thirty (30) days after Buyer’s request, any portion of such supplemental taxes allocable to the period up to, and including, the Closing Date, which obligation will survive the Close of Escrow. In addition, if either party receives a tax refund relating to the Property, within thirty (30) days after receipt thereof, Seller will pay to Buyer any portion thereof allocable to the period commencing after the Closing Date and/or Buyer will pay to Seller any portion thereof allocable to the period up to, and including, the Closing Date.

8.3           Amazon Lease Rentals. All rents (including all accrued tax and operating expense pass-throughs), charges and revenue of any kind receivable from the Amazon Lease that have been paid will be prorated at Closing. Seller will receive all rents (including all accrued tax and operating expense pass-throughs), charges and other revenue of any kind receivable from the Amazon Lease up to, but not including, the Closing Date. No proration will be made with respect to any rents of any kind receivable from the Amazon Lease for any period before Closing that have not been paid. Rents which have not been paid as of the Closing are referred to herein as “Delinquent Rents.” Delinquent Rents shall not be prorated in Escrow but shall be prorated outside of Escrow between Buyer and Seller as and when such Delinquent Rents are actually collected by Buyer. Buyer agrees that any payments due to Seller as a result of collected Delinquent Rents shall be payable by Buyer to Seller upon receipt thereof. All amounts collected by Buyer subsequent to Closing relating to Delinquent Rents will be promptly remitted to Seller; provided, however, all rents received by Buyer after Closing will be applied first to the month in which it is received, and then in reverse order of arrears on a month to month basis. After the Closing Date, Seller shall have the right to pursue, and commence any action against, any tenants with respect to rents owed for the period prior to the Closing. Additional Rents that were collected before Closing but relate in part to a period after Closing shall be apportioned as of the Closing Date and Buyer shall receive a credit against the Purchase Price for any such Additional Rents attributable to periods from and after Closing. Not later than three (3) months following the Closing Date, Seller shall provide to Buyer, Seller’s proposed reconciliation of Additional Rents for the Property for the calendar year 2024 prior to the Closing Date. As soon as is reasonably practical, but in no event later than March 31, 2025, Buyer shall prepare for Seller’s review and approval a reconciliation of Additional Rent for the calendar year 2024. Upon completion of an approved reconciliation of Additional Rent for the calendar year 2024, Buyer shall invoice and diligently pursue collection from Amazon any outstanding Additional Rent and where appropriate, credit Amazon any overpaid Additional Rent. Promptly after receipt by Buyer of any such outstanding amounts from Amazon, Buyer shall forward to Seller the portion of such amounts relating to the calendar year 2024 prior to the Closing Date. Within thirty (30) days after completion of an approved reconciliation of Additional Rent for the calendar year 2024, Seller shall pay to Buyer the portion of any proper credit due Amazon relating to the calendar year 2024 prior to the Closing Date. As used herein, “Additional Rents” shall mean any amounts payable by Amazon under the Amazon Lease pursuant to any provisions of the Amazon Lease relating to escalation or pass-through of operating expenses, utility charges, insurance costs, real estate taxes and other similar expenses and recoveries from Amazon and any provisions therein in respect of Amazon escrows and reimbursements.

8.4           Ground Lease. All rents and charges due or made under the Ground Lease shall be prorated on a per diem basis as of the Closing Date.

8.5           Intentionally Deleted.

8.6           Leasing Costs. Seller shall be responsible for all Leasing Costs that are payable by reason of (i) the execution of a lease which occurs prior to the Effective Date, (ii) the exercise by a tenant of any renewal, extension, expansion or other option under a lease, which exercise occurs prior to the Effective Date, and (iii) any amendment of a lease or Ground Lease entered into prior to the Effective Date. Buyer shall be responsible for all Leasing Costs (with the exception of any legal fees incurred by Seller) that become due and payable as a result of (1) a lease first entered into on or after the Effective Date, (2) an amendment to a lease or Ground Lease entered into on or after the Effective Date to renew, extend, expand or otherwise amend such lease, and (3) the exercise by a tenant of any renewal, extension, expansion or other option under a lease, which exercise occurs on or after the Effective Date. As used herein, “Leasing Costs” shall mean all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the construction obligations of the landlord under the Amazon Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, free rent, rent abatements or rent concessions, payments made for purposes of satisfying or terminating the obligations of the tenant under the Amazon Lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the Lease or any other agreement relating to the Amazon Lease.

At least two (2) business days prior to the Close of Escrow, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same. In the event that any prorations, apportionments or computations made under this Section 8 shall require final adjustment, then, except as otherwise set forth herein, the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than ninety (90) days following the Close of Escrow (except for final adjustment of taxes which shall not be subject to such 90-day period). Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. The provisions of this Section 8 shall survive the Close of Escrow.

9.             Covenants of Seller. Seller hereby covenants with Buyer, as follows:

9.1           Contracts. Following the Effective Date, Seller shall not enter into any new contract pertaining to the Property, which by its terms cannot be terminated on or before the Closing, without the express written approval of Buyer, which approval shall not be unreasonably delayed, conditioned or withheld, provided that following the Contingency Date, Buyer shall have the right to withhold such consent in its sole and absolute discretion. If Buyer’s consent is required during the period between the Effective Date and the Contingency Date, then Buyer’s consent to such new contract shall be deemed to have been given if Buyer does not notify Seller to the contrary in writing within three (3) business days after Seller provides written notice to Buyer of such new contract. If Buyer’s consent is required after the Contingency Date, then Buyer’s consent to such new contract shall be deemed to have been withheld if Buyer does not notify Seller to the contrary in writing within three (3) business days after Seller provides written notice to Buyer of such new contract.

9.2           Operation in the Ordinary Course. Subject to Section 9.1 above, from the Effective Date until the Close of Escrow, Seller shall (i) operate and manage the Property in the ordinary course and consistent with Seller’s past practices, (ii) maintain all present services and amenities, (iii) maintain the Property in good condition, repair and working order, excepting normal wear and tear and casualty damage (provided that Seller shall not be required to make capital repairs or improvements to the Property), (iv) keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property, and (v) perform Seller’s obligations as landlord under the Lease and as lessee under the Ground Lease. None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value. Seller shall not executed any encumbrance that will bind the Property or Buyer after the Closing Date.

9.3           Notices. Seller shall, promptly upon Seller’s receipt thereof, provide Buyer with a copy of any written notice (i) concerning the Real Property received by Seller from any governmental or quasi-governmental authority or from any insurance company, including any violation of Governmental Regulations, or (ii) of any notice received under the Amazon Lease, or the Ground Lease, or (iii) any service of process relating to the Property or which affects Seller’s ability to perform its obligations under this Agreement.

9.4           Leasing. Seller shall not (i) modify, amend, whether in writing or orally, any of the terms or provisions of the Amazon Lease or the Ground Lease prior to Closing or the termination of this Agreement without the prior written consent of Buyer, which consent shall be in Buyer’s sole and absolute discretion, (ii) lease or rent space or enter into any lease or agreements for occupancy of the Real Property or any portion thereof or otherwise create any rights of occupancy or possession in the Real Property prior to Closing or the termination of this Agreement without the prior written consent of Buyer, which consent shall be in Buyer’s sole and absolute discretion, or (iii) apply any security deposit held by Seller on account of the Amazon Lease to delinquent rents until Amazon shall have vacated its leased space at the Property.

10.           AS-IS Sale and Purchase.

10.1         Buyer’s Acknowledgment. As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:

10.1.1      AS-IS. Except as otherwise expressly set forth in this Agreement, and subject to Seller’s representation and warranties set forth in this Agreement and in the documents delivered by Seller at Closing, Buyer is purchasing the Property in its existing condition, “AS-IS, WHERE-IS, WITH ALL FAULTS,” and upon the Closing Date has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.

           PL
Buyer’s Initials

10.1.2      No Representations. Other than the express representations and warranties of Seller contained in this Agreement and in the documents delivered by Seller at Closing, neither Seller, nor any person or entity acting by or on behalf of Seller, nor any member, partner, officer, director, employee, agent, affiliate, successor or assign of Seller (collectively, the “Seller Parties”) has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including, without limitation, its use, condition, value, compliance with “Governmental Regulations,” existence or absence of Hazardous Substances, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including, without limitation, its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. As used herein, the term “Governmental Regulations” means any laws (including Environmental Laws), ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property. As used in this Agreement, the following definitions shall apply: “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq. “Hazardous Substances” shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based paint, mold, fungi or bacterial matter, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

           PL
Buyer’s Initials

10.1.3      No Implied Warranties. Excluding any representation or warranty set forth herein and in the documents delivered by Seller at Closing, Seller hereby specifically disclaims: (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, or the performance of Seller’s obligations hereunder including, without limitation, all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including, without limitation, the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including but not limited to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the property or other items conveyed hereunder or its operation with any governmental regulations. Buyer further acknowledges and agrees that Seller, unless otherwise required by law, is under no duty to make any affirmative disclosures regarding any matter which may be known to Seller.

           PL
Buyer’s Initials

10.1.4      Information Supplied by Seller. Buyer specifically acknowledges and agrees that, except as expressly contained in this Agreement and in the documents delivered by Seller at Closing, the Seller has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including, without limitation, the Due Diligence Items, and that Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and that Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller. As to the Due Diligence Items, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect thereto, either by the Seller Parties or by any third parties that prepared the same.

           PL
Buyer’s Initials

10.1.5      Release. As of the Close of Escrow, Buyer hereby fully and irrevocably releases the Seller Parties from any and all claims that Buyer may have or thereafter acquire against the Seller Parties for any cost, loss, liability, damage, expense, demand, action or cause of action (“Claims”) arising from or related to any matter of any nature relating to, and condition of, the Property including any latent or patent construction defects, errors or omissions, compliance with law matters, Hazardous Substances and other environmental matters within, under or upon, or in the vicinity of the Property, any statutory or common law right Buyer may have to receive disclosures from Seller, including, without limitation, any disclosures as to the Property’s location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor which, if known by Buyer, would materially affect Buyer’s release of the Seller Parties. Notwithstanding anything to the contrary set forth in this Section 10.1.5, the foregoing release is not intended to and does not cover (i) any Claims arising from a breach of Seller’s express representations or warranties set forth in this Agreement, (ii) any other breach by Seller of an express obligation of Seller under this Agreement which by its terms survives the Close of Escrow, or (iii) Seller’s intentional fraud (herein collectively the “Excluded Claims”). Notwithstanding anything in this Agreement to the contrary, any waivers or releases set forth herein shall not preclude Buyer from asserting a defense to any lawsuit, action or other proceeding brought against Buyer by a third party with respect to damage or injury occurring prior to Closing, that Seller or other prior owner should be held partly or wholly liable for the matter in question.

10.2         Survival. The provisions of this Section 10 shall survive the Closing.

11.           Seller’s Representations and Warranties.

11.1         Representations and Warranties. Seller represents and warrants to Buyer as of the Effective Date and, subject to Section 11.2 below, as of the Closing Date, as follows:

11.1.1      Formation; Authority. Seller is duly formed, validly existing, and in good standing under laws of the state of its formation. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

11.1.2      No Conflict. Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable Law [not defined] affecting or relating to Seller or the Property.

11.1.3      Leases and Contracts.

(a)            Leases. Except with respect to the Amazon Lease, Seller is not currently a party to any leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of the Property. Seller has delivered or made available to Buyer a true, correct and complete copy of the Amazon Lease and the Ground Lease. Seller has not given or received any notice of default under either of the Amazon Lease or the Ground Lease which remains uncured. All alterations, installations, decorations and other work required to be performed by Seller, as landlord, under the provisions of the Amazon Lease have been completed and fully paid for.

(b)            Contracts. The list of Contracts set forth in Exhibit “B” attached hereto is a true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Ground Lease, the Amazon Lease and agreements of record) to which Seller is a party with respect to or affecting the Property as of the Effective Date and at Closing the list shall not include those Contracts being terminated pursuant to the provisions of Section 4.1.4 hereof. True, correct and complete copies of all Contracts identified on Exhibit “B” attached hereto shall be provided to Buyer pursuant to Section 4.1.

(d)            No Defaults Under Contracts. Seller has no knowledge of any material default under any of the Contracts, and has neither given nor received any written notice of default with respect to any of the Contracts.

(e)            Ground Lease. Seller has provided true and correct copies of any notice of default of violation given or received under the Ground Lease which remains uncured. Seller has not paid rent under the Ground Lease for a period of more than thirty (30) days in advance. The Ground Lease is in full force and effect and has not been modified, amended or extended.

(f)             Leasing Commissions. No commission, fee or other compensation is currently due and payable, with respect to the Amazon Lease or the Ground Lease, and there are no leasing commissions, fees or other compensation currently due and payable in respect of renewals and extensions of the Amazon Lease or the Ground Lease. There does not currently exist any exclusive or continuing leasing or brokerage agreements as to any of the space covered by the Amazon Lease, Ground Lease or as to any space in the Property.

11.1.4      Code Compliance. Seller has not received any written notice or correspondence from any governmental agency that the Property or any condition existing thereon or any present use thereof violates any Governmental Regulations applicable to the Property, which violation remains uncured.

11.1.5      Litigation. There is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending and served upon Seller, or to Seller’s knowledge, contemplated, pending or threatened with respect to the Property or any part thereof, including, but not limited to, any condemnation action relating to the Property or any part thereof or the ability of Seller to consummate the transaction contemplated by this Agreement.

11.1.6      Bankruptcy. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or, to Seller’s knowledge, suffered the filing of any involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

11.1.7      Condemnation. Seller has not received any written notice of proceedings pending nor, to Seller’s knowledge, are any proceedings threatened against or affecting the Property or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings.

11.1.8      OFAC. Seller and, to Seller’s actual knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other similar list, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States, (iii) not an “Embargoed Person.” To Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by an Embargoed Person, and to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller.

11.2         Subsequent Changes. If Seller first becomes aware of any changed or new fact or circumstance which would result in a breach of one of its representations or warranties contained herein, then Seller will promptly give notice of such changed or new fact or circumstance to Buyer. Upon Buyer becoming actually aware of any changed or new fact or circumstance which would result in a breach of one of Seller’s representations or warranties contained herein, Buyer, as its sole remedy, shall have the option of (i) waiving the breach of the representation or warranty and proceeding with the Close of Escrow, or (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow shall be returned to Buyer so long as Buyer is not then in breach or default under this Agreement. Any such election shall be made by Buyer not later than five (5) business days from Buyer becoming actually aware of such fact or circumstance. If Buyer does not so elect to terminate this Agreement pursuant to this Section 11.2, then Buyer shall be deemed to have elected to waive its rights to terminate this Agreement by reason of the existence of such fact or circumstance, elected to acquire the Property on the terms set forth in this Agreement, and waived all remedies at law or in equity with respect to any representations or warranties resulting from such facts or circumstances. Nothing herein shall be deemed to limit Buyer’s remedies in the event that any representation or warranty was untrue when made or became untrue as a result of a voluntary act of Seller in violation of this Agreement.

11.3         Seller’s Knowledge. Whenever phrases such as “to Seller’s knowledge” or “Seller has no knowledge” or similar phrases are used herein, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of the Seller’s Representative. No duty of inquiry or investigation on the part of Seller or Seller’s Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Seller’s actual knowledge, and in no event shall Seller’s Representative have any personal liability therefor. Seller hereby represents and warrants to Buyer that Seller’s Representative is the person within the Seller Parties with the most knowledge with the respect to the subject matter of the representations and warranties set forth in this Section 11.

11.4         Survival. All of the representations and warranties of Seller contained herein, and any representations and warranties of Seller contained in any document delivered to Buyer at Closing, shall not be deemed to have merged with the Assignment of Ground Lease and will survive Closing for a period of six (6) months (“Survival Period”). No claim for a breach of any representation or warranty of Seller will be actionable or payable if (i) Buyer does not notify Seller in writing of such breach within the Survival and commence a “legal action” thereon within thirty (30) days of the expiration of the Survival Period, or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Closing.

12.           Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as of the Effective Date and, as of the Closing Date, as follows:

12.1         Formation; Authority. Buyer is duly formed, validly existing, and in good standing under laws of the state of its formation. Buyer has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained. All requisite action has been taken by Buyer in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

12.2         No Conflict. Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable law affecting or relating to Buyer.

12.3         OFAC. Neither Buyer nor any of Buyer’s Affiliates, nor any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering Law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.

12.4         ERISA. Buyer is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; the assets of Buyer do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; and Buyers are not a “governmental plan” within the meaning of Section 3(32) of ERISA. The transactions contemplated by this Agreement are not in violation of state statutes, applicable to Buyer, and that regulate investments of and fiduciary obligations with respect to governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

12.5         Bankruptcy. Buyer has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or, to Buyer’s knowledge, suffered the filing of any involuntary petition by Buyer’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

13.           Casualty and Condemnation.

13.1         Material Casualty. In the event that prior to the Close of Escrow the Property, or any material portion thereof, is destroyed or materially damaged, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receipt of written notice of such damage or destruction, either (i) to terminate this Agreement in which event the Deposit shall be immediately returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, or (ii) to accept the Property in its then condition and to proceed with the consummation of the transaction contemplated by this Agreement, with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, to the extent the loss is covered by such insurance. In such event, Seller shall assign to Buyer and to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent. The Closing Date shall be extended as necessary to accommodate the time period within which Buyer has to make the election in clause (i) or (ii) above.

13.2         Non-Material Casualty. In the event that prior to the Close of Escrow there is any non-material damage to the Property, or any part thereof, Seller may repair or replace such damage prior to the Close of Escrow. However, in the event Seller elects not to repair or replace such damage, Seller shall notify Buyer in writing of such fact (the “Non-Repair Notice”) and Buyer shall thereafter accept the Real Property in its then condition, and proceed with the transaction contemplated by this Agreement and Buyer shall receive an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, to the extent the loss is covered by such insurance. In such event, Seller shall assign to Buyer all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. In the event Seller does not repair or replace such damage, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent.

13.3         Material Condemnation. In the event that prior to the Close of Escrow, all or any material portion of the Real Property is subject to, or threatened in writing to be subject to, a taking by a public or governmental authority, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receiving written notice of such taking, either (i) to terminate this Agreement, in which event the Deposit shall be immediately returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and (ii) to accept the Real Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller’s rights to any condemnation award or proceeds payable by reason of such taking. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent. The Closing Date shall be extended as necessary to accommodate the time period within which Buyer has to make the election in clause (i) or (ii) above.

13.4         Non-Material Condemnation. In the event that prior to the Close of Escrow, any non-material portion of the Real Property is subject to, or threatened to be subject to, a taking by any public or governmental authority, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller’s rights to any award or proceeds payable in connection with such taking. In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

13.5         Materiality Standard. For purposes of this Section 13, damage to the Real Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if (i) the estimated cost of restoration or repair, as estimated by Buyer and Seller in their reasonable discretion, of such damage shall exceed five percent (5%) of the Purchase Price, (ii) the amount of the condemnation award with respect to such taking shall exceed five percent (5%) of the Purchase Price, (iii) access to the Property is materially and adversely affected as a result of such casualty or condemnation, (iv) Amazon has a right to terminate the Amazon Lease by reason of such damage or taking (and does not waive that right in writing), (v) Ground Lessor has the right to terminate the Ground Lease by reason of such damage or taking (and does not waive that right in writing), or (v) the parking available at the Property is reduced such that the Property no longer complies with Governmental Regulations as a result of such damage or taking.

13.6         Notice of Casualty and Condemnation. Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property.

14.           Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be (i) personally delivered (including by means of professional messenger service or reputable air express service utilizing receipts) or (ii) sent by email. Notices shall be deemed delivered upon the date of receipt thereof if received prior to 5:00 p.m. (Pacific time), and if not so received, shall be deemed received upon the following business day. Refusal of notice shall be deemed delivery.

To Seller:	DPIF2 WA 6 Oxbow, LLC

c/o Dermody Properties LLC

5500 Equity Avenue

Reno, NV 89502

Attn: Doug Lanning

Attn: Timothy F. Walsh

Phone: (775) 858-8080

Phone: (312) 399-9813

Email: dlanning@dermody.com

Email: twalsh@dermody.com

with copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP

865 S. Figueroa Street, 28th Floor

Los Angeles, CA 90017-2543

Attn: Michael L. Matkins

Attn: Michael C. Pruter

Phone: 213-955-5522

Phone: 619-235-1517

Email: mmatkins@allenmatkins.com

Email: mpruter@allenmatkins.com

To Buyer:	Exeter Property Group, LLC

Five Radnor Corporate Center

100 Matsonford Road, Suite 250

Radnor, PA 19087

Attn: J. Peter Lloyd

Email: Pete.Lloyd@eqtexeter.com

with copy to:	The Chase Law Group, LLC

1447 York Road, Suite 505

Lutherville, MD 21093

Attn: Todd Chase, Esq.

Email: tchase@chaserlaw.com

To Escrow Holder:	First American Title Insurance Company

901 Via Piemonte, Suite 150

Ontario, California 91764

Attn: Christine Siegel

Phone: (909) 510-6200

E-mail: csiegel@firstam.com

Notice of change of address shall be given by written notice in the manner detailed in this Section 14.

15.           Broker Commissions. Upon the Close of Escrow, Seller shall pay a real estate brokerage commission to the broker identified as Seller’s Broker in Section 3 of the Summary of Basic Terms pursuant to Seller’s separate agreement with such broker. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no other broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. In the event of any additional claims for brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then as a covenant which shall survive the termination of this Agreement or the Close of Escrow, Buyer shall protect, defend, indemnify and hold Seller harmless from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall protect, defend, indemnify and hold Buyer harmless if such claims shall be based upon any statement, representation or agreement made by Seller.

16.           Default.

16.1         Default by Seller. In the event of any material default of Seller under this Agreement prior to the Close of Escrow, and Seller does not cure such failure within five (5) business days of receipt of written notice thereof from Buyer, Buyer may, at its option and as its exclusive remedy, either (i) terminate this Agreement by giving written notice of termination to Seller whereupon (x) Escrow Holder will return to Buyer the Deposit, (y) Seller shall reimburse Buyer for its actual out-of-pocket third-party costs incurred in connection with this Agreement with respect to the Property within thirty (30) days after Seller’s receipt from Buyer of reasonably detailed invoices or receipts (provided that in no event shall Seller’s reimbursement obligation pursuant to this Section 16.1 exceed One Hundred Thousand and 00/100 Dollars ($100,000.00)), and (z) both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination hereof, or (ii) pursue an action for specific performance. If Buyer elects the remedy of specific performance in subsection (ii) above, Buyer must commence and file such specific performance action in the appropriate court not later than thirty (30) days following the Closing Date. Except as specifically set forth in this Section 16.1, Buyer does hereby specifically waive any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages.

16.2         Default by Buyer. IN THE EVENT BUYER MATERIALLY DEFAULTS IN ITS OBLIGATION TO CLOSE THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS IN ITS OBLIGATION TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH THE ACCRUED INTEREST THEREON; AND, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER IN ITS CLOSING OBLIGATIONS, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN RESPECT OF BUYER’S BREACH OF THIS AGREEMENT BEING HEREIN EXPRESSLY WAIVED BY SELLER. NOTHING CONTAINED IN THIS SECTION SHALL LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5 BELOW, NOR WAIVE OR AFFECT BUYER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

DL	PL
SELLER’S INITIALS	BUYER’S INITIALS

16.3         Intentionally Deleted.

16.4         Indemnities; Defaults after Closing or Termination. The limitations on the parties’ remedies set forth in Sections 16.1 and 16.2 will not be deemed to prohibit either party from (i) specifically seeking indemnification and defense from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification and defense or from seeking damages from such other party in the event it fails or refuses to provide such indemnification and defense; (ii) subject to the terms, conditions and limitations of this Agreement, seeking damages incurred during the period of time after Closing that a representation or warranty by the other party hereunder survives Closing, for the other party’s breach of such representation or warranty discovered after such Closing; or (iii) subject to the terms, conditions and limitations of this Agreement, seeking damages or such equitable relief as may be available for the other party’s failure to perform after any termination of this Agreement any obligation hereunder which expressly survives such termination; provided, however, that, except as set forth in Section 16.2 above, in no event whatsoever will either party be entitled to recover from the other any punitive, consequential or speculative damages. The provisions of this Section 16.4 shall survive the Closing.

16.5         Limited Liability. Notwithstanding anything to the contrary herein, Buyer hereby agrees that in no event or circumstance shall any of the Seller Parties have any personal liability under this Agreement. Buyer agrees to look solely to Seller’s interest in the Property for the satisfaction of any liability or obligation arising under this Agreement and the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller Parties with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer for any breach of any representation or warranty of Seller under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Exhibits attached hereto (collectively, the “Other Documents”) shall, under no circumstances whatsoever, exceed three percent (3%) of the Purchase Price (the “CAP Amount”); (b) Buyer shall notify Seller in writing of any claim of any breach of any representation and/or warranty of Seller under the Agreement or the Other Documents prior to the expiration of the Survival Period and commence a “legal action” thereon within thirty (30) days of the expiration of the Survival Period; and (c) no claim by Buyer alleging a breach by Seller of any representation and/or warranty of Seller contained herein or any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation and/or warranty, is for an aggregate amount in excess of Fifty Thousand Dollars ($50,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the CAP Amount set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. Notwithstanding the foregoing, the representations and warranties of Seller contained in Section 15 of this Agreement shall not be subject to the limitations of this Section. The provisions of this Section 16.5 shall survive the Closing.

16.6         Survival. The provisions of this Section 16 shall survive any termination of this Agreement and the Closing.

17.           Waiver of Right to Receive Seller Disclosure Statement and Waiver of Right to Rescind. PURSUANT TO RCW CH. 64.06, AS AMENDED BY CHAPTER 64, LAWS OF 2010, BUYER HEREBY WAIVES ITS RIGHT TO RECEIVE THE SELLER DISCLOSURE STATEMENT REFERRED TO THEREIN. THIS WAIVER DOES NOT EXTEND TO THE SECTION OF THE DISCLOSURE STATEMENT ENTITLED “ENVIRONMENTAL”.

Buyer acknowledges that it has, concurrently herewith, received from Seller the Form-17 Environmental Seller Disclosure Statement. By executing this Agreement, Buyer waives its right to receive the balance of the completed Seller Disclosure Statement.

Buyer further agrees that any information discovered by Buyer concerning the Property shall not obligate Seller to prepare and deliver to Buyer a revised or updated Seller Disclosure Statement. Buyer hereby waives any right to receive an updated or revised Seller Disclosure Statement, regardless of the source of any new information. Buyer further warrants that it is a sophisticated Buyer who is familiar with the ownership and development of real estate projects similar to the Property and Buyer has or will have adequate opportunity to complete such independent inspections of the Property as it deems necessary, and will acquire such Property solely on the basis of and in reliance upon such examinations and not on any information provided in any Seller Disclosure Statement or otherwise provided or to be provided by Seller or by anyone acting or claiming to act by, through or under or on Seller’s behalf.

BUYER HEREBY WAIVES, TO THE FULLEST EXTENT PERMISSIBLE BY LAW, THE RIGHT TO RESCIND THIS CONTRACT PURSUANT TO ANY PROVISION OF RCW 64.06, AS AMENDED BY CHAPTER 64, LAWS OF 2010. IT IS THE INTENT OF BUYER THAT ANY SELLER DISCLOSURE STATEMENT PROVIDED BY SELLER WILL NOT BE RELIED UPON BY BUYER, AND SHALL GIVE BUYER NO RIGHTS WITH RESPECT TO SELLER OR UNDER THIS CONTRACT. THIS WAIVER OF THE RIGHT TO RESCIND APPLIES TO THE SELLER DISCLOSURE STATEMENT PROVIDED TO BUYER DURING THE DUE DILIGENCE PERIOD AND APPLIES PROSPECTIVELY TO ANY UPDATED OR REVISED SELLER DISCLOSURE STATEMENTS, IF ANY, THAT MAY BE PROVIDED BY SELLER TO BUYER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.

18.           Assignment. Buyer may not assign, transfer or convey its rights and obligations under this Agreement without the prior written consent of Seller, which consent shall be granted or withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, upon written notice to Seller, Buyer may, without Seller’s consent, assign this Agreement to any entity in which Buyer controls, is controlled by, or is under common control with Buyer. No such assignment shall relieve Buyer from its liability under this Agreement, and any assignee shall assume all of Buyer’s obligations hereunder and succeed to all of Buyer’s rights and remedies hereunder. Any assignment and assumption must be in writing and delivered to Seller at least five (5) business days prior to the Closing Date.

19.           Miscellaneous.

19.1         Governing Law. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Washington.

19.2         Partial Invalidity. If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

19.3         Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

19.4         Successors and Assigns. Subject to the provisions of Section 18, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

19.5         Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom. The provisions of this Section 19.5 shall survive the Closing.

19.6         Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

19.7         Time of Essence/Business Days. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific time) on such date or dates, and references to “days” shall refer to calendar days except if such references are to “business days” which shall refer to days which are not Saturday, Sunday or a legal holiday under the laws of the United States or the State of Nevada. Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or a legal holiday under the laws of the United States or the State of Nevada, the termination of such period shall be on the next succeeding business day.

19.8         Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

19.9         Waiver of Trial by Jury. TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAWS, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, AND/OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), AND/OR ACTIONS OF EITHER PARTY IN CONNECTION THEREWITH AND/OR THE DEPOSIT, AND/OR ANY OTHER MATTERS SUBJECT TO THE DISPUTE RESOLUTION PROCESS SET FORTH HEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION.

20.           Confidentiality.

20.1         Confidential Information. Buyer agrees that (a) except as otherwise provided or required by valid law, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent reasonably necessary to deliver such documents or information to Buyer’s employees, paralegals, attorneys and/or consultants in connection with Buyer’s evaluation of this transaction,  Buyer, Buyer’s Parties and Buyer’s agents and consultants (collectively, the “Buyer’s Representatives”), shall keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including, without limitation, the Due Diligence Items and all information regarding Buyer’s acquisition or ownership of the Property strictly confidential.

20.2         Contents of this Agreement. Except (i) as otherwise provided or required by valid law including Securities Laws and related disclosure requirements applicable to Buyer (or any direct or indirect owner of Buyer or affiliate thereof), (ii) except to the extent the same are reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, (iii) to the extent otherwise available to the general public (in the Official Records or otherwise), and (iv) (iii) to the extent Buyer determines appropriate, after consultation with counsel, in any prospectus, report or other filing made by Buyer (or any direct or indirect owner of Buyer or affiliate thereof) with the SEC or other regulatory authority, Buyer, Buyer’s Representatives, Seller and Seller’s Representatives shall keep and maintain the contents of this Agreement, including, without limitation, the amount of consideration being paid by Buyer for the Property strictly confidential.

20.3         Press Release. Buyer, Buyer’s Representatives, Seller and Seller’s Representatives shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of the other party. Notwithstanding anything in the foregoing to the contrary, Buyer shall not issue any press release or otherwise permit any public announcement disclosing terms of the sale, naming Dermody Properties or any of its affiliates as having any involvement in the transaction, or otherwise disclosing any Confidential Information without Sellers’ prior written consent, which consent Sellers may withhold in their sole and absolute discretion. Without affecting any other rights or remedies that either party may have, the parties acknowledge and agree that the parties shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this Section 20. The provisions of this Section 20 shall survive the Closing or any termination of this Agreement.

21.           Financial Information. Buyer has advised Seller that Buyer (or any direct or indirect owner of Buyer or affiliate thereof) may be required to publicly file, in compliance with certain laws and regulations (including, without limitation, the reporting requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (“Securities Laws”), including Regulation S-X of the Securities and Exchange Commission (the “SEC”)), audited financial statements, pro forma financial statements and other financial information related to the Property (the “Financial Information”). If requested by Buyer in writing prior to or within ninety (90) days following the Closing, Seller agrees to use its commercially reasonable efforts, at no cost or expense to Seller, to make available to Buyer information regarding the Property that is the possession or control of the Seller or the applicable property or asset manager and that is reasonably necessary for Buyer and its representatives and agents to prepare the Financial Information at the Buyer’s expense. To the extent requested prior to Closing, Seller agrees to use its commercial reasonable efforts to provide such information to prepare the Financial Information prior to the Closing. The provisions of this Section 21 shall survive Closing for a period of ninety (90) days after the Closing.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.

SELLER:

DPIF2 WA 6 OXBOW, LLC,
a Delaware limited liability company

By:	/s/ Doug Lanning
Name:	C. Douglas Lanning
Its:	Chief Financial Officer

[signatures continue on following page]

BUYER:

EXETER PROPERTY GROUP, LLC,
a Delaware limited liability company

By:	/s/ J. Peter Lloyd
Name:	J. Peter Lloyd
Its:	Vice President

JOINDER BY ESCROW HOLDER

Escrow Holder (as defined in Section 7 of Article I above) hereby acknowledges that it has received this Agreement executed by the Seller and Buyer and accepts the obligations of and instructions for the Escrow Holder set forth herein. Escrow Holder agrees to disburse and/or handle the Deposit, the Purchase Price and all closing documents in accordance with this Agreement.

Dated: July ____, 2024	First American Title Insurance Company

By:
Name:
Title:

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